HomeStreet Reports Second Quarter 2023 Results
SEATTLE – July 28, 2023 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq: HMST) (including its consolidated subsidiaries, the "Company", "HomeStreet" or "we"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended June 30, 2023. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“In the second quarter, we recognized a net loss of $31.4 million. These results were significantly impacted by an after-tax goodwill impairment charge of $34.6 million. Excluding the goodwill impairment charge our core net income for the second quarter was $3.2 million,” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “As required under generally accepted accounting principles and based primarily on the significant decline in our stock price during the second quarter, we determined that our goodwill was impaired. This impairment of goodwill represents a noncash charge and has no impact on our core net income, cash flows or liquidity, nor does it impact our tangible capital or regulatory capital as goodwill is excluded from regulatory capital and related ratios”.

Our operating results for the quarter reflect the continuing adverse impact of the historically record velocity and magnitude of increases in short-term interest rates,” continued Mark K. Mason. “To mitigate these challenges, we have reduced our new loan originations and the size of our loan and securities portfolios, raised new deposits through promotional products and reduced the level of uninsured deposits to 7% of total deposits primarily through products which provide complete FDIC deposit insurance coverage. Additionally, we have focused our new loan origination activity primarily on floating rate products such as commercial loans, residential construction loans and home equity loans.”

“As expected, our net interest margin decreased in the second quarter due to decreases in balances of lower cost transaction and savings deposits and overall higher funding costs.” added Mr. Mason. “To mitigate the impact of a lower net interest margin we have continued to reduce non-essential expenses while being mindful to sustain and protect our high quality lending lines of business, preserving our ability to grow earnings once the interest rate environment stabilizes and loan pricing and volumes normalize.”

Financial Position
                    As of and for the quarter ended June 30, 2023
•Uninsured deposits were $495 million, or 7% of total deposits, down from $1.0 billion and 14% of total deposits at March 31, 2023
•Excluding brokered deposits, total deposits decreased $262 million to $5.9 billion
•Loans held for investment ("LHFI") decreased by $50 million
•Nonperforming assets to total assets: 0.44%
•Allowance for credit losses to LHFI: 0.57%
•Book value per share: $28.10
•Tangible book value per share: $27.50

“The deposit outflows we experienced in the second quarter were primarily due to depositors seeking higher yields or due to seasonal tax payments,” Mr. Mason stated. “With noninterest-bearing and low-cost deposits seeking higher yields, we have implemented a strategy to attract new deposits and retain existing deposits through promotional certificates of deposit accounts and to retain core deposits through promotional money market accounts. This strategy affords us the opportunity to retain deposits without repricing all of our existing low-cost core deposits. While our promotional certificates of deposit accounts are priced competitively to attract new customers, our promotional money market accounts are used as a defensive measure and are not priced at the top of the market.”

"Asset quality remained strong in the second quarter notwithstanding a small increase in nonperforming assets. The increase in nonperforming assets was primarily due to the designation of one customer relationship as collateral dependent and non-performing during the second quarter. This relationship consists of $27 million of loans that are current in their payments and are overcollateralized. Additionally, loan delinquencies declined and our net charge-offs during the second quarter were only $0.1 million,” added Mr. Mason.” Today, we do not see any meaningful credit challenges on the horizon.”

Operating Results
                  Second quarter 2023 compared to first quarter 2023
Reported Results:
•Net income (loss): $(31.4) million compared to $5.1 million
•Earnings (loss) per fully diluted share: $(1.67) compared to $0.27
•Return on Average Equity ("ROAE"): (21.7)% compared to 3.5%
•Return on Average Assets ("ROAA"): (1.32)% compared to 0.22%
•Net interest margin: 1.93% compared to 2.23%
•Efficiency ratio: 93.7% compared to 87.2%

Core Results:
•Net income: $3.2 million compared to $5.1 million
•Earnings per fully diluted share: $0.17 compared to $0.27
•Return on Average Tangible Equity ("ROATE"): 2.9% compared to 4.1%
•Return on Average Assets ("ROAA"): 0.13% compared to 0.22%

Other	•Declared and paid a cash dividend of $0.10 per share in the second quarter •Goodwill impairment charge of $39.9 million in the second quarter of 2023

Conference Call
HomeStreet, Inc. (Nasdaq: HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Monday July 31, 2023, at 1:00 p.m. ET. Mark K. Mason, CEO and President, and John M. Michel, CFO, will discuss second quarter 2023 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at the following URL https://www.netroadshow.com/events/login?show=c8c5dd6b&confId=52554 or may join the call by dialing directly at 1-833-470-1428 (1-929-526-1599 internationally) shortly before 1:00 p.m. ET using Access Code 025371.

A rebroadcast will be available approximately one hour after the conference call by dialing 1-866-813-9403 and entering passcode 462783.

About HomeStreet

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiary is HomeStreet Bank. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	For the Quarter Ended
(in thousands, except per share data and FTE data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Select Income Statement Data:
Net interest income	$43,476	$49,376	$55,687	$63,018	$60,056
Provision for credit losses	(369)	593	3,798	—	—
Noninterest income	10,311	10,190	9,677	13,322	13,013
Noninterest expense	90,781	52,491	50,420	49,889	50,637
Net income (loss):
Before income tax (benefit) expense	(36,625)	6,482	11,146	26,451	22,432
Total	(31,442)	5,058	8,501	20,367	17,721
Net income (loss) per share - diluted	(1.67)	0.27	0.45	1.08	0.94
Core net income: (1)
Total	3,180	5,058	8,501	20,367	17,721
Core net income per share - diluted	0.17	0.27	0.45	1.08	0.94

Select Performance Ratios:
Return on average equity - annualized	(21.7)%	3.5%	6.0%	13.4%	11.8%
Return on average tangible equity - annualized (1)	2.9%	4.1%	6.4%	14.2%	12.6%
Return on average assets - annualized
Net Income (loss)	(1.32)%	0.22%	0.36%	0.91%	0.89%
Core (1)	0.13%	0.22%	0.36%	0.91%	0.89%
Efficiency ratio (1)	93.7%	87.2%	76.2%	68.4%	68.5%
Net interest margin	1.93%	2.23%	2.53%	3.00%	3.27%

Other data:
Full-time equivalent employees ("FTE")	910	920	913	935	956

(1)Core net income, return on average tangible equity, core return on average assets, and the efficiency ratio are non-GAAP financial measures. For a reconciliation of core net income and return on average tangible equity to the nearest comparable GAAP financial measure and the computation of the efficiency ratio see “Non-GAAP Financial Measures” in this earnings release.

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of
(in thousands, except share and per share data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Select Balance Sheet Data:
Loans held for sale	$31,873	$24,253	$17,327	$13,787	$47,314
Loans held for investment, net	7,395,151	7,444,882	7,384,820	7,175,881	6,722,382
Allowance for credit losses ("ACL")	41,500	41,500	41,500	37,606	37,355
Investment securities	1,397,051	1,477,004	1,400,212	1,311,941	1,237,957
Total assets	9,501,475	9,858,889	9,364,760	9,072,887	8,582,886
Deposits	6,670,033	7,056,603	7,451,919	6,610,231	6,183,299
Borrowings	1,972,000	1,878,000	1,016,000	1,569,000	1,458,000
Long-term debt	224,583	224,492	224,404	224,314	224,227
Total shareholders' equity	527,623	574,994	562,147	552,789	580,767
Other Data:
Book value per share	$28.10	$30.64	$30.01	$29.53	$31.04
Tangible book value per share (1)	$27.50	$27.87	$28.41	$27.92	$29.37
Total equity to total assets	5.6%	5.8%	6.0%	6.1%	6.8%
Tangible common equity to tangible assets (1)	5.4%	5.3%	5.7%	5.8%	6.4%
Shares outstanding at end of period	18,776,597	18,767,811	18,730,380	18,717,557	18,712,789
Loans to deposit ratio	112.0%	106.4%	99.9%	109.3%	110.1%
Credit Quality:
ACL to total loans (2)	0.57%	0.56%	0.57%	0.53%	0.56%
ACL to nonaccrual loans	104.3%	318.1%	412.7%	306.6%	411.3%
Nonaccrual loans to total loans	0.54%	0.17%	0.14%	0.17%	0.13%
Nonperforming assets to total assets	0.44%	0.15%	0.13%	0.15%	0.13%
Nonperforming assets	$41,469	$14,886	$11,893	$13,991	$10,835
Regulatory Capital Ratios: (3)
Bank
Tier 1 leverage	8.43%	8.47%	8.63%	9.15%	9.78%
Total risk-based capital	13.49%	12.37%	12.59%	12.57%	12.29%
Common equity Tier 1 capital	12.78%	11.71%	11.92%	11.96%	11.66%
Company
Tier 1 leverage	6.93%	6.92%	7.25%	7.61%	8.38%
Total risk-based capital	12.16%	11.16%	11.53%	11.43%	11.49%
Common equity Tier 1 capital	9.14%	8.36%	8.72%	8.66%	8.66%

(1)Tangible book value per share and tangible common equity to tangible assets are non-GAAP financial measures. For a reconciliation to the nearest comparable GAAP financial measure, see “Non-GAAP Financial Measures” in this earnings release.
(2)This ratio excludes balances insured by the FHA or guaranteed by the VA or SBA.
(3)Regulatory capital ratios at June 30, 2023 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	June 30, 2023	December 31, 2022

ASSETS
Cash and cash equivalents	$173,101	$72,828
Investment securities	1,397,051	1,400,212
Loans held for sale	31,873	17,327
Loans held for investment ("LHFI") (net of allowance for credit losses of $41,500 and $41,500)	7,395,151	7,384,820
Mortgage servicing rights	108,791	111,873
Premises and equipment, net	54,661	51,172
Other real estate owned	1,697	1,839
Goodwill and other intangibles	11,217	29,980
Other assets	327,933	294,709
Total assets	$9,501,475	$9,364,760
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$6,670,033	$7,451,919
Borrowings	1,972,000	1,016,000
Long-term debt	224,583	224,404
Accounts payable and other liabilities	107,236	110,290
Total liabilities	8,973,852	8,802,613
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
18,776,597 and 18,730,380 shares issued and outstanding	228,260	226,592
Retained earnings	400,132	435,085
Accumulated other comprehensive income (loss)	(100,769)	(99,530)
Total shareholders' equity	527,623	562,147
Total liabilities and shareholders' equity	$9,501,475	$9,364,760

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Interest income:
Loans	$85,813	$59,825	$168,351	$112,779
Investment securities	12,872	7,379	25,635	13,345
Cash, Fed Funds and other	2,022	487	3,772	595
Total interest income	100,707	67,691	197,758	126,719
Interest expense:
Deposits	35,393	2,893	64,763	5,177
Borrowings	21,838	4,742	40,143	6,940
Total interest expense	57,231	7,635	104,906	12,117
Net interest income	43,476	60,056	92,852	114,602
Provision for credit losses	(369)	—	224	(9,000)
Net interest income after provision for credit losses	43,845	60,056	92,628	123,602
Noninterest income:
Net gain on loan origination and sale activities	2,456	5,292	4,866	13,566
Loan servicing income	3,259	3,661	6,298	6,965
Deposit fees	2,704	2,218	5,362	4,293
Other	1,892	1,842	3,975	3,747
Total noninterest income	10,311	13,013	20,501	28,571
Noninterest expense:
Compensation and benefits	27,776	30,191	57,029	62,222
Information services	7,483	7,780	14,628	14,842
Occupancy	5,790	5,898	11,528	12,263
General, administrative and other	9,875	6,768	20,230	15,783
Goodwill impairment	39,857	—	39,857	—
Total noninterest expense	90,781	50,637	143,272	105,110
Income (loss) before income taxes	(36,625)	22,432	(30,143)	47,063
Income tax (benefit) expense	(5,183)	4,711	(3,759)	9,391
Net income (loss)	$(31,442)	$17,721	$(26,384)	$37,672

Net income (loss) per share:
Basic	$(1.67)	$0.95	$(1.41)	$1.97
Diluted	$(1.67)	$0.94	$(1.41)	$1.95
Weighted average shares outstanding:
Basic	18,775,022	18,706,953	18,765,292	19,143,925
Diluted	18,775,022	18,834,443	18,765,292	19,310,750

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(in thousands, except share and per share data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Interest income:
Loans	$85,813	$82,538	$80,733	$73,329	$59,825
Investment securities	12,872	12,763	11,466	9,014	7,379
Cash, Fed Funds and other	2,022	1,750	1,967	1,060	487
Total interest income	100,707	97,051	94,166	83,403	67,691
Interest expense:
Deposits	35,393	29,370	18,515	8,321	2,893
Borrowings	21,838	18,305	19,964	12,064	4,742
Total interest expense	57,231	47,675	38,479	20,385	7,635
Net interest income	43,476	49,376	55,687	63,018	60,056
Provision for credit losses	(369)	593	3,798	—	—
Net interest income after provision for credit losses	43,845	48,783	51,889	63,018	60,056
Noninterest income:
Net gain on loan origination and sale activities	2,456	2,410	1,488	2,647	5,292
Loan servicing income	3,259	3,039	2,682	2,741	3,661
Deposit fees	2,704	2,658	2,359	2,223	2,218
Other	1,892	2,083	3,148	5,711	1,842
Total noninterest income	10,311	10,190	9,677	13,322	13,013
Noninterest expense:
Compensation and benefits	27,776	29,253	25,970	27,341	30,191
Information services	7,483	7,145	8,101	7,038	7,780
Occupancy	5,790	5,738	6,213	6,052	5,898
General, administrative and other	9,875	10,355	10,136	9,458	6,768
Goodwill impairment	39,857	—	—	—	—
Total noninterest expense	90,781	52,491	50,420	49,889	50,637
Income (loss) before income taxes	(36,625)	6,482	11,146	26,451	22,432
Income tax (benefit) expense	(5,183)	1,424	2,645	6,084	4,711
Net income (loss)	$(31,442)	$5,058	$8,501	$20,367	$17,721

Net income (loss) per share:
Basic	$(1.67)	$0.27	$0.45	$1.09	$0.95
Diluted	$(1.67)	$0.27	$0.45	$1.08	$0.94
Weighted average shares outstanding:
Basic	18,775,022	18,755,453	18,726,654	18,716,864	18,706,953
Diluted	18,775,022	18,771,899	18,753,147	18,796,737	18,834,443

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

	Quarter Ended June 30,		Six Months Ended June 30,
Average Balances:	2023	2022	2023	2022
Investment securities	$1,444,819	$1,134,929	$1,448,457	$1,082,243
Loans	7,499,800	6,231,081	7,485,706	5,962,689
Total interest-earning assets	9,109,807	7,447,008	9,080,309	7,118,431
Total assets	9,562,817	7,945,298	9,546,850	7,656,050
Deposits: Interest-bearing	5,584,825	4,563,974	5,642,940	4,538,931
Deposits: Noninterest-bearing	1,437,133	1,668,631	1,474,080	1,706,217
Borrowings	1,630,102	761,606	1,487,019	415,007
Long-term debt	224,523	224,167	224,479	214,414
Total interest-bearing liabilities	7,439,450	5,549,747	7,354,438	5,168,352

Average Yield/Rate:
Investment securities	3.82%	2.97%	3.80%	2.83%
Loans	4.56%	3.82%	4.50%	3.79%
Total interest earning assets	4.45%	3.68%	4.40%	3.62%
Deposits: Interest-bearing	2.54%	0.25%	2.31%	0.23%
Total deposits	2.02%	0.19%	1.83%	0.17%
Borrowings	4.62%	1.21%	4.60%	1.16%
Long-term debt	5.34%	4.28%	5.31%	4.20%
Total interest-bearing liabilities	3.08%	0.55%	2.87%	0.47%
Net interest rate spread	1.37%	3.13%	1.54%	3.15%
Net interest margin	1.93%	3.27%	2.08%	3.28%

(in thousands, except yield/rate)	Quarter Ended
Average Balances:	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Investment securities	$1,444,819	$1,452,137	$1,362,861	$1,252,923	$1,134,929
Loans	7,499,800	7,471,456	7,368,097	7,070,998	6,231,081
Total interest earning assets	9,109,807	9,050,484	8,890,221	8,436,745	7,447,008
Total assets	9,562,817	9,530,705	9,348,396	8,899,684	7,945,298
Deposits: Interest-bearing	5,584,825	5,701,701	5,227,039	4,852,515	4,563,974
Deposits: Noninterest-bearing	1,437,133	1,511,437	1,510,744	1,576,387	1,668,631
Borrowings	1,630,102	1,342,347	1,717,042	1,530,449	761,606
Long-term debt	224,523	224,435	224,345	224,259	224,167
Total interest-bearing liabilities	7,439,450	7,268,483	7,168,426	6,607,223	5,549,747

Average Yield/Rate:
Investment securities	3.82%	3.78%	3.70%	3.22%	2.97%
Loans	4.56%	4.44%	4.32%	4.09%	3.82%
Total interest earning assets	4.45%	4.35%	4.24%	3.95%	3.68%
Deposits: Interest-bearing	2.54%	2.09%	1.40%	0.68%	0.25%
Total deposits	2.02%	1.65%	1.09%	0.51%	0.19%
Borrowings	4.62%	4.57%	3.93%	2.43%	1.21%
Long-term debt	5.34%	5.28%	4.96%	4.56%	4.28%
Total interest-bearing liabilities	3.08%	2.64%	2.12%	1.22%	0.55%
Net interest rate spread	1.37%	1.71%	2.12%	2.74%	3.13%
Net interest margin	1.93%	2.23%	2.53%	3.00%	3.27%

Results of Operations

Second Quarter of 2023 Compared to the First Quarter of 2023

Non-core amounts

During the second quarter of 2023, the non-core item is a $39.9 million goodwill impairment charge.

Our net income (loss) and income (loss) before taxes were $(31.4) million and $(36.6) million, respectively, in the second quarter of 2023, as compared to $5.1 million and $6.5 million, respectively, in the first quarter of 2023. Our core net income and core income before taxes in the second quarter of 2023, which excludes the impact of the goodwill impairment charge, were $3.2 million and $3.2 million, respectively as compared to $5.1 million and $6.5 million, respectively, in the first quarter of 2023. The $3.3 million decrease in core income before taxes was due to lower net interest income which was partially offset by an allowance for credit losses recovery and lower noninterest expense.

Our effective tax rate for the second quarter of 2023 of 14.2% was significantly impacted by the goodwill impairment charge, a portion of which was not deductible for tax purposes. Our core income effective tax rate for the second quarter of 2023 was 1.6%, which is lower than our statutory tax rate of 24.7% primarily due to the significantly higher proportion of tax exempt revenues in comparison to our overall core income before tax.

Our net interest income in the second quarter of 2023 was $5.9 million lower than the first quarter of 2023 due to a decrease in our net interest margin from 2.23% to 1.93%. The decrease in our net interest margin was due to a 44 basis point increase in the cost of interest-bearing liabilities which was partially offset by a 10 basis point increase in the yield on interest-earning assets. Yields on interest-earning assets increased as yields on adjustable rate loans increased due to increases in the indices on which their rates are based. The increase in the cost of interest-bearing liabilities was due to overall higher deposit and borrowing costs. Our cost of deposits increased 37 basis points during the second quarter while the cost of borrowings increased only 5 basis points due to actions we took in prior quarters to fix our borrowing costs. The increases in the interest rate indices used for our loans and the rates paid on interest-bearing liabilities were due to the significant increases in market interest rates during the first half of 2023.

A $0.4 million recovery of our allowance for credit losses was recorded during the second quarter of 2023 compared to a $0.6 million provision for credit losses in the first quarter of 2023. The recovery for the second quarter of 2023 reflects a decrease in our unfunded commitment reserve as our allowance for credit losses remained unchanged at $41.5 million and our net charge-offs realized in the quarter were nominal. The provision in the first quarter of 2023 was to offset the net charge-offs realized as the overall LHFI portfolio balances only increased $60 million.

Noninterest income in the second quarter of 2023 was consistent with the first quarter of 2023 as a 10% increase in single family lending rate locks was offset by a slight decrease in our margin.

The $38.3 million increase in noninterest expenses in the second quarter of 2023, as compared to the first quarter of 2023 was due to a $39.9 million goodwill impairment charge which was partially offset by a $1.5 million decrease in compensation and benefit costs as seasonally higher benefits costs recorded in the first quarter, primarily employer taxes and 401(k) employer matches, decreased in the second quarter.

Six Months Ended June 30, 2023 Compared to the Six Months Ended June 30, 2022

Non-core amounts

During the six months ended June 30, 2023, the non-core item is a $39.9 million goodwill impairment charge.

Our net income (loss) and income (loss) before taxes were $(26.4) million and $(30.1) million, respectively, in the six months ended June 30, 2023, as compared to $37.7 million and $47.1 million, respectively, in the six months ended June 30, 2022. Our core net income and core income before taxes in the six months ended June 30, 2023, which excludes the impact of the goodwill impairment charge, was $8.2 million and $9.7 million as compared to $37.7 million and $47.1 million, respectively, in the six months ended June 30, 2022. The $37.3 million decrease in core income before taxes was due to a lower net interest income, a higher provision for credit losses and lower noninterest income, partially offset by lower noninterest expense.
Our effective tax rate of 12.5% during the six months ended June 30, 2023 was significantly impacted by the goodwill impairment charge, a portion of which was not deductible for tax purposes. Our core income effective tax rate for the first six months of 2023 and 2022 was 15.2% and 20.0% respectively, which is lower than our statutory tax rate of 24.7% and 23.9%, respectively, primarily due to the significantly higher proportion of tax exempt revenues in comparison to our overall core income before tax. Our effective tax rate in the six months ended June 30, 2022 was also lower than the statutory rate due to reductions in taxes on income related to excess tax benefits resulting from the vesting of stock awards during the period.

Net interest income for the six months ended June 30, 2023 decreased $21.8 million as compared to the six months ended June 30, 2022 due primarily to a decrease in our net interest margin partially offset by increases in the average balance of interest earning assets. The increase in interest-earning assets was due to loan originations and purchases of investment securities during 2022. Our net interest margin decreased from 3.28% in the six months ended June 30, 2022 to 2.08% in the six months ended June 30, 2023 due to a 240 basis point increase in the rates paid on interest-bearing liabilities which was partially offset by a 78 basis point increase in the yield on interest earning assets. Yields on interest-earning assets increased as the yields on loan originations during the last year and a half were higher than the rates of our existing portfolio of loans and yields on adjustable rate loans increased due to increases in the indexes on which their pricing is based. The higher yields on our investment securities were primarily due to adjustments to yields realized from longer estimated lives of certain securities and the yields of securities purchased during the past year being higher than the yields on our existing portfolio. The increase in the rates paid on our interest-bearing liabilities was due to higher deposit costs, higher borrowing costs and an increase in the proportion of higher cost borrowings used as our sources of funding. The increases in the rates paid on deposits were due to the significant increase in market interest rates over the prior year. Our average borrowings increased by $1.1 billion to fund the growth of our loan portfolio and investment securities. Our cost of borrowings increased from 116 basis points during the six months ended June 30, 2022 to 460 basis points during the six months ended June 30, 2023 due to the significant increase in market interest rates during the last year and a half.

A $0.2 million provision for credit losses was recorded during the six months ended June 30, 2023 compared to a $9.0 million recovery of our allowance for credit losses in the six months ended June 30, 2022. The provision for credit losses in the first half of 2023 was to offset the net charge-offs realized as the overall LHFI portfolio balance only increased $10 million. The recovery of our allowance for credit losses in six months ended June 30, 2022 was the result of the favorable performance of our loan portfolio, a stable low level of nonperforming assets and an improved outlook of the estimated impact of COVID-19 on our loan portfolio.

The decrease in noninterest income for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 was due to a decrease in gain on loan origination and sale activities, which was partially offset by higher deposit fees. The $8.7 million decrease in gain on loan origination and sale activities was due to a $5.7 million decrease in single family gain on loan origination and sale activities and a $3.0 million decrease in commercial real estate and commercial gain on loan origination and sale activities. The decrease in single family gain on loan origination and sale activities was due to a decrease in rate lock volume as a result of the effects of increasing mortgage interest rates. The decrease in commercial real estate and commercial gain on loan origination and sale activities was primarily due to an 87% decrease in loans sold volume as a result of increasing interest rates. The $1.1 million increase in deposit fee income was primarily due to higher early withdrawals fees.

The $38.2 million increase in noninterest expenses in the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 was due to a $39.9 million goodwill impairment charge and higher general, administrative and other costs which were partially offset by lower compensation and benefit costs. The $5.2 million decrease in compensation and benefit costs was primarily due to reduced commission expense on lower loan origination volumes in our single family mortgage operations, lower staffing levels and lower bonus expense, which were partially offset by wage increases given in the first quarter of 2023 and a reduction in deferred costs due to lower levels of loan production. The increase in general, administrative and other costs was primarily due to higher FDIC fees due to our larger asset base and an increase in marketing costs associated with deposit promotions, which were partially offset by a reduction in legal fees due to charges related to nonrecurring costs expended on litigation activities and legal matters in the six months ended June 30, 2022.

Financial Position

During the six months ended June 30, 2023, our total assets increased $137 million due primarily to a $100 million increase in cash. Loans held for investment were relatively unchanged as $673 million of originations was offset by prepayments and scheduled payments of $659 million. During the first half of 2023 total liabilities increased $171 million due to an increase in borrowings, partially offset by a decrease in deposits. The $782 million decrease in deposits was due to a $686 million decrease in brokered certificates of deposit and a $914 million decrease in non-certificates of deposit balances which were partially offset by a $445 million increase in certificates of deposit balances related to our promotional products. The decrease in deposits was offset by $373 million in deposits that we acquired in relation to our branch acquisition in the first quarter of 2023. The $956 million of additional borrowings were used to replace higher-cost brokered deposits and increase our on-balance sheet liquidity.

Loans Held for Investment ("LHFI")

(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Commercial real estate ("CRE")
Non-owner occupied CRE	$650,710	$652,284	$658,085	$666,394	$711,077
Multifamily	3,966,894	3,975,654	3,975,754	3,923,946	3,475,697
Construction/land development	576,432	607,559	627,663	590,092	569,896
Total	5,194,036	5,235,497	5,261,502	5,180,432	4,756,670
Commercial and industrial loans
Owner occupied CRE	434,400	438,147	443,363	432,114	470,259
Commercial business	371,779	392,837	359,747	361,635	393,764
Total	806,179	830,984	803,110	793,749	864,023
Consumer loans
Single family (1)	1,068,229	1,057,579	1,009,001	907,044	822,389
Home equity and other	368,207	362,322	352,707	332,262	316,655
Total	1,436,436	1,419,901	1,361,708	1,239,306	1,139,044
Total LHFI	7,436,651	7,486,382	7,426,320	7,213,487	6,759,737
Allowance for credit losses ("ACL")	(41,500)	(41,500)	(41,500)	(37,606)	(37,355)
Total LHFI less ACL	$7,395,151	$7,444,882	$7,384,820	$7,175,881	$6,722,382
(1)Includes $1.3 million, $5.2 million, $5.9 million, $5.8 million and $6.5 million of single family loans that are carried at fair value at June 30, 2023, March 31, 2023, December 31, 2022, September 30, 2022, and June 30, 2022, respectively.

Loan Roll-forward

(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Loans - beginning balance	$7,486,382	$7,426,320	$7,213,487	$6,759,737	$5,864,490
Originations and advances	327,949	345,461	611,954	914,129	1,309,883
Transfers (to) from loans held for sale	(2,973)	—	150	(4,677)	(1,103)
Payoffs, paydowns and other	(374,484)	(284,725)	(398,745)	(455,607)	(411,859)
Charge-offs and transfers to OREO	(223)	(674)	(526)	(95)	(1,674)
Loans - ending balance	$7,436,651	$7,486,382	$7,426,320	$7,213,487	$6,759,737

Loan Originations and Advances

(in thousands)	June 30, 2023	March 31, 2023 (1)	December 31, 2022	September 30, 2022	June 30, 2022

CRE
Non-owner occupied CRE	$2,371	$2,934	$406	$11,003	$39,194
Multifamily	65,635	18,239	188,392	473,733	821,980
Construction/land development	152,907	153,458	186,313	208,057	189,827
Total	220,913	174,631	375,111	692,793	1,051,001
Commercial and industrial loans
Owner occupied CRE	8,622	7,133	21,144	11,176	21,785
Commercial business	14,722	57,698	40,648	36,144	61,286
Total	23,344	64,831	61,792	47,320	83,071
Consumer loans
Single family	45,055	67,410	128,829	118,727	118,957
Home equity and other	38,637	38,589	46,222	55,289	56,854
Total	83,692	105,999	175,051	174,016	175,811
Total loan originations and advances	$327,949	$345,461	$611,954	$914,129	$1,309,883
(1)    Includes $17.1 million and $3.4 million, respectively, of consumer loans and commercial and industrial loans purchased in our first quarter 2023 branch acquisition.

Credit Quality
As of June 30, 2023, our ratio of nonperforming assets to total assets was 0.44%, while our ratio of total loans delinquent over 30 days, including nonaccrual loans, to total loans was 0.67%. The increase in nonaccrual assets was due to one customer relationship which consists of $27 million of loans that were classified as collateral dependent and nonaccrual in the second quarter of 2023. These loans are current in their payments and are overcollateralized.

Delinquencies

	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more (1)	Nonaccrual	Total past due and nonaccrual (2)	Current	Total loans

June 30, 2023
Total loans held for investment	$3,908	$1,257	$4,715	$39,772	$49,652	$7,386,999	$7,436,651
%	0.05%	0.02%	0.06%	0.54%	0.67%	99.33%	100.00%

March 31, 2023
Total loans held for investment	$4,844	$1,899	$11,259	$13,047	$31,049	$7,455,333	$7,486,382
%	0.06%	0.03%	0.15%	0.17%	0.41%	99.59%	100.00%
(1) FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(2) Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $11.3 million and $12.3 million at June 30, 2023 and March 31, 2023, respectively.

Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Allowance for credit losses
Beginning balance	$41,500	$41,500	$37,606	$37,355	$37,944
Provision for credit losses	111	589	4,195	249	(216)
Recoveries (charge-offs), net	(111)	(589)	(301)	2	(373)
Ending balance	$41,500	$41,500	$41,500	$37,606	$37,355

Allowance for unfunded commitments:
Beginning balance	$2,201	$2,197	$2,594	$2,843	$2,627
Provision for credit losses	(480)	4	(397)	(249)	216
Ending balance	$1,721	$2,201	$2,197	$2,594	$2,843

Provision for credit losses:
Allowance for credit losses - loans	$111	$589	$4,195	$249	$(216)
Allowance for unfunded commitments	(480)	4	(397)	(249)	216
Total	$(369)	$593	$3,798	$—	$—

Allocation of Allowance for Credit Losses by Product Type

	June 30, 2023		March 31, 2023		December 31, 2022
(in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)

Non-owner occupied CRE	$2,242	0.34%	$2,608	0.40%	$2,102	0.32%
Multifamily	9,695	0.24%	9,787	0.25%	10,974	0.28%
Construction/land development
Multifamily construction	1,566	1.29%	1,345	1.23%	998	1.05%
CRE construction	169	0.84%	204	1.02%	196	1.03%
Single family construction	11,067	4.02%	12,525	3.82%	12,418	3.51%
Single family construction to perm	1,421	0.89%	1,211	0.80%	1,171	0.74%
Total CRE	26,160	0.50%	27,680	0.53%	27,859	0.53%
Owner occupied CRE	930	0.21%	910	0.21%	1,030	0.23%
Commercial business	3,837	1.04%	3,416	0.88%	3,247	0.91%
Total commercial and industrial	4,767	0.60%	4,326	0.52%	4,277	0.54%
Single family	6,617	0.68%	5,804	0.61%	5,610	0.62%
Home equity and other	3,956	1.07%	3,690	1.02%	3,754	1.06%
Total consumer	10,573	0.79%	9,494	0.72%	9,364	0.74%
Total	$41,500	0.57%	$41,500	0.56%	$41,500	0.57%
(1) The ACL rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Loan originations
Single family loans	$96,750	$72,814	$51,647	$110,011	$172,947
Commercial and industrial and CRE loans	4,906	6,150	20,864	15,332	51,584
Loans sold
Single family loans	92,787	63,473	51,427	131,228	187,623
Commercial and industrial and CRE loans (1)	4,649	8,750	16,228	29,965	50,292
Net gain on loan origination and sale activities
Single family loans	2,171	2,218	1,158	1,778	3,949
Commercial and industrial and CRE loans (1)	285	192	330	869	1,343
Total	$2,456	$2,410	$1,488	$2,647	$5,292
(1) May include loans originated as held for investment.

Loan Servicing Income

	Quarter Ended
(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Single family servicing income, net:
Servicing fees and other	$3,868	$3,923	$3,928	$3,986	$3,952
Changes - amortization (1)	(1,626)	(1,684)	(1,899)	(2,112)	(2,515)
Net	2,242	2,239	2,029	1,874	1,437
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)	1,320	(311)	124	1,989	4,323
Net gain (loss) from derivatives hedging	(1,592)	(81)	(309)	(2,981)	(5,317)
Subtotal	(272)	(392)	(185)	(992)	(994)
Single family servicing income	1,970	1,847	1,844	882	443
Commercial loan servicing income:
Servicing fees and other	2,724	2,746	2,653	3,687	5,555
Amortization of capitalized MSRs	(1,435)	(1,554)	(1,815)	(1,828)	(2,337)
Total	1,289	1,192	838	1,859	3,218
Total loan servicing income	$3,259	$3,039	$2,682	$2,741	$3,661
(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Single Family MSRs
Beginning balance	$75,701	$76,617	$77,811	$76,481	$72,378
Additions and amortization:
Originations	919	619	581	1,453	2,295
Purchases	—	460	—	—	—
Changes - amortization (1)	(1,626)	(1,684)	(1,899)	(2,112)	(2,515)
Net additions and amortization	(707)	(605)	(1,318)	(659)	(220)
Change in fair value due to assumptions (2)	1,320	(311)	124	1,989	4,323
Ending balance	$76,314	$75,701	$76,617	$77,811	$76,481
Ratio to related loans serviced for others	1.42%	1.40%	1.41%	1.42%	1.38%

Multifamily and SBA MSRs
Beginning balance	$33,839	$35,256	$36,819	$38,130	39,279
Originations	73	137	252	517	1,188
Amortization	(1,435)	(1,554)	(1,815)	(1,828)	(2,337)
Ending balance	$32,477	$33,839	$35,256	$36,819	$38,130
Ratio to related loans serviced for others	1.70%	1.77%	1.82%	1.86%	1.91%
(1) Represents changes due to collection/realization of expected cash flows and curtailments.
(2) Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Deposits by Product:
Noninterest-bearing demand deposits	$1,410,369	$1,479,428	$1,399,912	$1,547,642	$1,640,651
Interest-bearing:
Interest-bearing demand deposits	370,747	496,504	466,490	514,912	590,889
Savings	300,007	323,373	258,977	275,399	302,359
Money market	1,863,762	2,097,055	2,383,209	2,551,961	2,679,865
Certificates of deposit:
Brokered deposits	760,826	885,314	1,446,528	511,920	270,160
Other	1,964,322	1,774,929	1,496,803	1,208,397	699,375
Total interest-bearing deposits	5,259,664	5,577,175	6,052,007	5,062,589	4,542,648
Total deposits	$6,670,033	$7,056,603	$7,451,919	$6,610,231	$6,183,299

Percent of total deposits:
Noninterest-bearing demand deposits	21.1%	21.0%	18.8%	23.4%	26.5%
Interest-bearing:
Interest-bearing demand deposits	5.6%	7.0%	6.2%	7.8%	9.6%
Savings	4.5%	4.6%	3.5%	4.2%	4.9%
Money market	27.9%	29.7%	32.0%	38.6%	43.3%
Certificates of deposit
Brokered deposits	11.4%	12.5%	19.4%	7.7%	4.4%
Other	29.5%	25.2%	20.1%	18.3%	11.3%
Total interest-bearing deposits	78.9%	79.0%	81.2%	76.6%	73.5%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this earnings release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios; (ii) core income and effective tax rate on core income before taxes, which excludes goodwill impairment charges and the related tax impact as we believe this measure is a better comparison to be used for projecting future results and (iii) an efficiency ratio which is the ratio of noninterest expense to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expense impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this earnings release, or a reconciliation of the non-GAAP calculation of the financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures or calculations of the non-GAAP measure:

	As of or for the Quarter Ended					Six Months Ended
(in thousands, except share and per share data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022

Tangible book value per share
Shareholders' equity	$527,623	$574,994	$562,147	$552,789	$580,767	$527,623	$580,767
Less: Goodwill and other intangibles	(11,217)	(51,862)	(29,980)	(30,215)	(31,219)	(11,217)	(31,219)
Tangible shareholders' equity	$516,406	$523,132	$532,167	$522,574	$549,548	$516,406	$549,548

Common shares outstanding	18,776,597	18,767,811	18,730,380	18,717,557	18,712,789	18,776,597	18,712,789

Computed amount	$27.50	$27.87	$28.41	$27.92	$29.37	$27.50	$29.37

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$516,406	$523,132	$532,167	$522,574	$549,548	$516,406	$549,548
Tangible assets
Total assets	$9,501,475	$9,858,889	$9,364,760	$9,072,887	$8,582,886	$9,501,475	$8,582,886
Less: Goodwill and other intangibles (per above)	(11,217)	(51,862)	(29,980)	(30,215)	(31,219)	(11,217)	(31,219)
Net	$9,490,258	$9,807,027	$9,334,780	$9,042,672	$8,551,667	$9,490,258	$8,551,667

Ratio	5.4%	5.3%	5.7%	5.8%	6.4%	5.4%	6.4%

Core net income
Net income (loss)	$(31,442)	$5,058	$8,501	$20,367	$17,721	$(26,384)	$37,672
Adjustments (tax effected)
Goodwill impairment charge	34,622	—	—	—	—	34,622	—
Total	$3,180	$5,058	$8,501	$20,367	$17,721	$8,238	$37,672

Core diluted earnings per share
Fully diluted shares	18,775,022	18,771,899	18,753,147	18,796,737	18,834,443	18,765,292	19,310,750

Ratio	$0.17	$0.27	$0.45	$1.08	$0.94	$0.44	$1.95

Return on average tangible equity (annualized)
Average shareholders' equity	$582,172	$578,533	$565,950	$603,278	$603,664	$580,363	$650,869
Less: Average goodwill and other intangibles	(51,138)	(30,969)	(30,133)	(30,602)	(31,380)	(41,109)	(31,501)
Average tangible equity	$531,034	$547,564	$535,817	$572,676	$572,284	$539,254	$619,368

Core net income (per above)	3,180	5,058	8,501	20,367	17,721	8,238	37,672
Adjustments (tax effected)
Amortization of core deposit intangibles	614	459	183	186	191	1,073	382
Tangible income applicable to shareholders	$3,794	$5,517	$8,684	$20,553	$17,912	$9,311	$38,054

Ratio	2.9%	4.1%	6.4%	14.2%	12.6%	3.5%	12.4%

	As of or for the Quarter Ended					Six Months Ended
(in thousands, except share and per share data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Return on average assets (annualized) - Core
Average Assets	$9,562,817	$9,530,705	$9,348,396	$8,899,684	$7,945,298	$9,546,850	$7,656,050
Core net income (per above)	3,180	5,058	8,501	20,367	17,721	8,238	37,672

Ratio	0.13%	0.22%	0.36%	0.91%	0.89%	0.17%	0.99%

Efficiency ratio
Noninterest expense
Total	$90,781	$52,491	$50,420	$49,889	$50,637	$143,272	$105,110
Adjustments:
Goodwill impairment charge	(39,857)	—	—	—	—	(39,857)	—
State of Washington taxes	(526)	(555)	(597)	(629)	(579)	(1,081)	(1,085)
Adjusted total	$50,398	$51,936	$49,823	$49,260	$50,058	$102,334	$104,025

Total revenues
Net interest income	$43,476	$49,376	$55,687	$63,018	$60,056	92,852	114,602
Noninterest income	10,311	10,190	9,677	13,322	13,013	20,501	28,571
Gain on sale of branches	—	—	—	(4,270)	—	—	—
Adjusted total	$53,787	$59,566	$65,364	$72,070	$73,069	$113,353	$143,173

Ratio	93.7%	87.2%	76.2%	68.4%	68.5%	90.3%	72.7%

Effective tax rate
Income	14.2%					12.5%
Core net income	1.6%					15.2%
Goodwill impairment charge	13.1%					13.1%

Effective tax rate used in computations above (1)	22.0%	22.0%	22.0%	22.0%	22.0%	22.0%	22.0%
(1) ) Effective tax rate indicated is used for all adjustment except the goodwill impairment charge as a portion of this charge was not deductible for tax purposes. Instead a computed effective rate of 13.1% was used for the goodwill impairment charge.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements in this earnings release (including but not limited to those found in the quotes of our Chief Executive Officer) that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance, financial condition, long-term value creation, capital management, reduction in volatility, reliability of earnings, net interest margins, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) changes in the U.S. and global economies, including business disruptions, reductions in employment, inflationary pressures and an increase in business failures, specifically among our customers; (2) changes in the interest rate environment may reduce interest margins; (3) changes in deposit flows, loan demand or real estate values may adversely affect the business of our primary subsidiary, HomeStreet Bank (the “Bank”), through which substantially all of our operations are carried out; (4) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (5) our ability to attract and retain key members of our senior management team; (6) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (7) our ability to control operating costs and expenses; (8) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses; (9) the adequacy of our allowance for credit losses; (10) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived or interpreted differently; (11) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (12) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (13) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of the value of our rate-lock loan activity we recognize; (14) technological changes may be more difficult or expensive than what we anticipate; (15) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (16) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (17) our ability to grow efficiently both organically and through acquisitions and to manage our growth and integration costs; (18) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (19) litigation, investigations or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; (20) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank, or repurchases of our common stock; and (21) the integration of our recently acquired branches in southern California. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors” sections of this Company's Forms 10-K and 10-Q. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.